Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation Contacts:
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	joel.cunningham@inlandrealestate.com

Inland Real Estate Corporation

Reports Third Quarter 2012 Results

OAK BROOK, IL (November 1, 2012) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and nine months ended September 30, 2012.

Key Points

•

Funds From Operations (FFO) per common share was $0.22 for the third quarter of 2012, compared to $0.22 for the third quarter of 2011.

•

Consolidated same store net operating income (NOI) rose for the seventh consecutive quarter, increasing 5.5 percent for the quarter ended September 30, 2012, over the third quarter of 2011; consolidated same store NOI increased 5.0 percent for the nine months ended September 30, 2012, over the same period last year.

•

Total portfolio leased occupancy was 93.1 percent and financial occupancy was 90.6 percent at September 30, 2012.  Both rates improved 20 basis points over the second quarter and 40 basis points over the first quarter.

•

Company executed 94 leases for 424,377 square feet within the total portfolio for the three months ended September 30, 2012, the third consecutive quarter of increased leasing volume. A total of 102,012 square feet, or nearly 50 percent of square feet leased under new and non-comparable leases signed during the quarter, was leased to anchor tenants.

•

Company increased average base rent for new leases signed in the total portfolio by 39.7 percent and renewal leases by 14 percent over expiring average rents for the quarter.

•

Following the close of the quarter, IRC-PGGM joint venture agreement upsized to provide for the acquisition of approximately $400 million of additional retail shopping centers within Midwestern U.S. markets.

•

Company amended consolidated unsecured credit facilities to increase total capacity by $50 million to $350 million, secure improved rates and extend maturity dates.

Financial Results for the Quarter

For the quarter ended September 30, 2012, FFO attributable to common stockholders was $19.4 million, compared to $19.3 million for the third quarter of 2011. On a per share basis, FFO was $0.22 (basic and diluted) for both the third quarter of 2012 and the third quarter of 2011.

Net loss attributable to common stockholders for the third quarter of 2012 was $0.5 million, compared to net income of $2.7 million for the third quarter of 2011. On a per common share basis, net loss attributable to common stockholders was $0.01 (basic and diluted), compared to net income of $0.03 for the prior year quarter. Net loss for the quarter was impacted primarily by increased general and administrative expenses and depreciation and amortization expenses on new acquisitions.  The loss was partially offset by decreased interest expense.

"Our significant presence in primary Midwest markets, supported by a strong operating platform, drove healthy performance for the period," said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive office. "The 5.5 percent gain in consolidated same store net operating income over one year ago is the seventh consecutive quarterly increase delivered. There is also good momentum in leasing volume. For the total portfolio, we leased 424,377 square feet of gross leasable area, including more than 100,000 square feet of space signed with in-demand anchor retailers in the Greater Chicago and Twin Cities metro areas."

Added Zalatoris, "Amendments made to our consolidated unsecured credit facilities this quarter, which include improved rates, extended maturities and increased capacity, enhance our liquidity. In addition, we have increased the target acquisition level for our joint venture with PGGM. The new threshold objective of approximately $400 million in additional retail shopping centers within the Midwest is a productive step forward in our growth strategy."

Financial Results for the Nine Months Ended September 30, 2012

For the nine months ended September 30, 2012, FFO attributable to common stockholders was $61.4 million, compared to $40.5 million for the same period in 2011. On a per share basis, FFO for the nine-month period was $0.69 (basic and diluted), compared to $0.46 for the nine months ended September 30, 2011. FFO for the period increased primarily due to lower interest expense and higher consolidated same store NOI, as well as the impact in 2011 of non-cash asset impairment charges on non-operating properties.

FFO adjusted for non-cash items was $56.8 million for the nine months ended September 30, 2012, compared to FFO adjusted for asset impairment charges and other non-cash items, of $53.0 million for the prior year period. On a per share basis, FFO adjusted was $0.64 (basic and diluted), compared to $0.60 for the same period of 2011. FFO adjusted was impacted by the same factors affecting FFO.

Net income attributable to common stockholders for the nine months ended September 30, 2012, was $1.7 million, compared to a net loss of $9.0 million for the same period in 2011. On a per share basis, net income attributable to common stockholders was $0.02 (basic and diluted), compared to a net loss of $0.10 for the nine months ended September 30, 2011. Net income for the nine-month period increased as a result of the same items that impacted FFO. Net income also increased due to the impact in 2011 of the change in control of Orchard Crossing.

Reconciliations of FFO and FFO adjusted to net income (loss) attributable to common stockholders, calculated in accordance with U.S. GAAP, as well as FFO and FFO adjusted per share to net income (loss) attributable to common stockholders per share, are provided at the end of this news release.

Portfolio Performance

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and nine-month periods during each year. A total of 96 of the Company’s investment properties within the consolidated portfolio satisfied this criterion during these periods and are referred to as "same store" properties. Same store NOI is a supplemental non-GAAP measure used to monitor the performance of the Company’s investment properties.

A reconciliation of consolidated same store NOI to net income (loss) attributable to common stockholders, calculated in accordance with U.S. GAAP, is provided at the end of this news release.

Consolidated same store NOI was $23.0 million for the quarter and $68.9 million for the nine months ended September 30, 2012, representing increases of 5.5 percent and 5.0 percent, respectively over the prior year periods. The gains were due to increased rental income from new leases and the conclusion of any associated rent abatement periods.

As of September 30, 2012, same store financial occupancy for the consolidated portfolio was 89.2 percent, representing an increase of 200 basis points over September 30, 2011.

Leasing

For the quarter ended September 30, 2012, the Company executed 94 leases within the total portfolio aggregating 424,377 square feet of gross leasable area (GLA). Leasing activity for this period included 56 renewal leases comprising 218,281 square feet of GLA with an average rental rate of $15.10 per square foot, which represents an increase of 14.0 percent over the average expiring rent. Seventeen new leases and 21 non-comparable leases aggregating 206,096 square feet of GLA were signed during the quarter. New leases executed had an average rental rate of $15.81 per square foot, an increase of 39.7 percent over the expiring rent.  The increase was driven primarily by two leases signed with soft goods retailers for spaces that were previously leased to a national grocer and a former fitness club in the Chicagoland portfolio.

The non-comparable leases signed have an average rental rate of $16.72 per square foot. Non-comparable leases represent leases signed for expansion square footage or for space in which there was no former tenant in place for one year or more. On a blended basis, the 73 new and renewal leases signed during the quarter had an average rental rate of $15.35 per square foot, representing an increase of 22 percent over the average expiring rent. The calculations of former and new average base rents are adjusted for rent abatements on the included leases.

Leased occupancy for the total portfolio was 93.1 percent as of September 30, 2012, compared to 94.1 percent as of September 30, 2011. The decrease in total portfolio leased occupancy was due to previously disclosed lease expirations or terminations of certain big-box spaces currently being repositioned or under contract for sale.

Financial occupancy for the total portfolio was 90.6 percent as of September 30, 2012, compared to 89.4 percent as of September 30, 2011. The increase of 120 basis points in total portfolio financial occupancy over the one year ago period was due to new tenants exiting abatement periods and beginning to pay rent. Financial occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of the lease agreement, regardless of the actual use or occupation by that tenant of the area being leased, and excludes tenants in abatement periods.

EBITDA, Balance Sheet, Liquidity and Market Value

The Company reported earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for non-cash items, of $34.2 million for the quarter, compared to $32.0 million for the third quarter of 2011. For the nine months ended September 30, 2012, adjusted EBITDA was $98.7 million, compared to $92.3 million for the prior year period. Definitions and reconciliations of EBITDA and adjusted EBITDA to net income (loss) are provided at the end of this news release.

EBITDA coverage of interest expense, adjusted, was 2.8 times for the quarter ended September 30, 2012, compared to 2.5 times for the third quarter of 2011. The Company has provided EBITDA and related non-GAAP coverage ratios because it believes EBITDA and the related ratios provide useful supplemental measures in evaluating the Company’s operating performance in that expenses that may not be indicative of operating performance are excluded.

During the quarter, the Company entered into amendments to its consolidated unsecured credit agreements to, among other things: (1) extend the maturity dates of the line of credit facility to 2016, excluding a one-year extension option, and the term loan to 2017; (2) increase the amounts borrowed under the term loan and available under the line of credit facility to $175 million each (excluding the $100 million accordion feature of the line of credit); (3) reduce the graduated interest rate spread that varies with the Company’s leverage ratio; and (4) add an investment grade pricing grid. The Company had $55 million outstanding on its $175 million unsecured line of credit facility at the end of the third quarter.

As of September 30, 2012, the Company had an equity market capitalization (common shares) of $736.4 million, outstanding preferred stock of $110.0 million (at face value), and total debt outstanding of $1.0 billion (including the pro-rata share of debt in unconsolidated joint ventures and full face value of outstanding 5.0% convertible senior notes, due 2029) for a total market capitalization of approximately $1.9 billion and a debt-to-total market capitalization of 54.4 percent. Approximately 64 percent of total debt bears interest at fixed rates. As of September 30, 2012, the weighted average interest rate on the fixed rate debt was 5.23 percent and the overall weighted average interest rate, including variable rate debt, was 4.30 percent.

Dispositions

On August 1, 2012, the Company sold for $2.3 million a single-tenant retail property leased to Walgreens in Jennings, Missouri. In addition, on October 9, 2012, the Company sold for $4.5 million the 43,762-square-foot Hartford Plaza in Naperville, Illinois.  Each property was sold at a price above its current carrying value.  The Company expects to recycle proceeds from the sales into new acquisitions with higher growth potential.

Joint Venture Activity

During the quarter, the Company’s venture with IPCC acquired two free-standing retail properties located in Villa Park, Illinois and New Bedford, Massachusetts, for $4.9 million and $2.7 million, respectively. Both properties are leased to Walgreens.

Following the close of the quarter, the Company and PGGM entered into an amendment to their joint venture agreement. Subject to the terms and conditions of the amendment, the partners increased their maximum contribution obligations to allow for the acquisition of approximately $400 million of additional grocery-anchored and community retail centers within Midwestern markets. The amendment increases the Company’s maximum total contribution from approximately $160 million to $280 million, and PGGM’s maximum total equity contribution from approximately $130 million to $230 million. Subsequent to the amendment, the Company’s remaining commitment is approximately $130 million and PGGM’s remaining commitment is approximately $107 million.  The Company believes the key benefit of the joint venture with PGGM is the fact that it provides the Company the opportunity to achieve a higher yield on investment for assets acquired by the venture as a result of the fee income it receives from PGGM for leasing and managing the properties.

Total fee income from unconsolidated joint ventures was $1.5 million for the quarter, compared to $1.7 million for the prior year period. Fee income from unconsolidated joint ventures for the quarter was lower due to the timing of sales of interests in properties through the IRC-IPCC venture. The decrease was partially offset by increased management fees from additional assets under management through the joint ventures with PGGM and IPCC.

Distributions

In August, September and October of 2012, the Company paid a monthly cash dividend to Preferred Stockholders of $0.169271 per share on the outstanding shares of its 8.125% Series A Cumulative Redeemable Preferred Stock. In addition, the Company has declared a cash dividend of $0.169271 per share on the outstanding shares of its Preferred Stock, payable on November 15, 2012, to Preferred Stockholders of record as of November 1, 2012.

In August, September and October of 2012, the Company paid monthly cash distributions to Common Stockholders of $0.0475 per common share. The Company also declared a cash distribution of $0.0475 per common share, payable on November 19, 2012, to common stockholders of record as of October 31, 2012.

Guidance

The Company reaffirms the guidance provided for fiscal year 2012 that FFO adjusted per common share (basic and diluted) is expected to range from $0.84 to $0.89 and average total portfolio financial occupancy is expected to range from 90 percent to 91 percent.  Consolidated same store net operating income is now expected to increase by 2 percent to 4 percent.

Conference Call/Webcast

Management will host a conference call to discuss the Company’s financial and operational results for third quarter 2012 on Thursday, November 1, 2012, at 2:00 p.m. CT (3:00 p.m. ET). Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer; and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 for callers within the United States, 1-866-605-3852 for callers dialing from Canada, or

1-412-317-6789 for other international callers. A live webcast also will be available on the Company’s website at www.inlandrealestate.com. The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on November 14, 2012. Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the conference number 10018870. An online playback of the webcast will be archived for approximately one year within the investor relations section of the Company’s website.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of September 30, 2012, the Company owned interests in 150 investment properties, including 42 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and nine months ended September 30, 2012, is available at www.inlandrealestate.com.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not reflect historical facts and instead reflect our management’s intentions, beliefs, expectations, plans or predictions of the future.  Forward-looking statements can often be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of the business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under Item 1A"Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (the "SEC") on February 27, 2012 as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC.  Among such risks, uncertainties and other factors are market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and factors that could affect our ability to qualify as a real estate investment trust. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets

September 30, 2012 and December 31, 2011

(In thousands except per share data)

	September 30, 2012 (unaudited)	December 31, 2011
Assets:

Investment properties:
Land	$321,032	314,384
Construction in progress	8,657	1,669
Building and improvements	983,850	950,421

	1,313,539	1,266,474
Less accumulated depreciation	328,156	323,839

Net investment properties	985,383	942,635

Cash and cash equivalents	10,865	7,751
Investment in securities	8,740	12,075
Accounts receivable, net	26,675	29,582
Mortgages receivable	10,743	515
Investment in and advances to unconsolidated joint ventures	120,146	101,670
Acquired lease intangibles, net	45,065	31,948
Deferred costs, net	19,766	18,760
Other assets	18,762	14,970

Total assets	$1,246,145	1,159,906

Liabilities:

Accounts payable and accrued expenses	$33,550	33,165
Acquired below market lease intangibles, net	19,189	11,147
Distributions payable	4,588	4,397
Mortgages payable	448,298	391,202
Unsecured credit facilities	280,000	280,000
Convertible notes	28,211	27,863
Other liabilities	20,354	21,719

Total liabilities	834,190	769,493

Stockholders' Equity:

Preferred stock, $0.01 par value, 12,000 shares authorized; 4,400 and 2,000 8.125% Series A Cumulative Redeemable shares, with a $25.00 per share Liquidation Preference, issued and outstanding at September 30, 2012 and December 31, 2011, respectively	110,000	50,000
Common stock, $0.01 par value, 500,000 Shares authorized; 89,258 and 88,992 Shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	892	890
Additional paid-in capital (net of offering costs of $70,080 and $67,753 at September 30, 2012 and December 31, 2011, respectively)	783,656	783,211
Accumulated distributions in excess of net income	(471,643)	(435,201)
Accumulated comprehensive loss	(9,407)	(7,400)

Total stockholders' equity	413,498	391,500

Noncontrolling interest	(1,543)	(1,087)

Total equity	411,955	390,413

Total liabilities and equity	$1,246,145	1,159,906

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets (continued)

September 30, 2012 and December 31, 2011

(In thousands except per share data)

The following table presents certain assets and liabilities of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above as of September 30, 2012.  There were no consolidated VIE assets and liabilities as of December 31, 2011.  The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs.  The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that are eliminated in consolidation.

September 30, 2012
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs:

Investment properties:
Land	$5,874
Building and improvements	24,145

30,019
Less accumulated depreciation	362

Net investment properties	29,657

Accounts receivable, net	33
Acquired lease intangibles, net	5,045
Other assets	16

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$34,751

Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company:

Accounts payable and accrued expenses	$69
Acquired below market lease intangibles, net	853
Mortgages payable	13,035

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company	$13,957

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Operations

For the three and nine months ended September 30, 2012 and 2011 (unaudited)

(In thousands except per share data)

	Three months ended September 30, 2012	Three months ended September 30, 2011	Nine months ended September 30, 2012	Nine months ended September 30, 2011
Revenues:
Rental income	$29,699	29,774	86,943	89,526
Tenant recoveries	9,120	9,775	28,384	33,142
Other property income	585	453	1,882	1,407
Fee income from unconsolidated joint ventures	1,486	1,740	3,554	4,240
Total revenues	40,890	41,742	120,763	128,315

Expenses:
Property operating expenses	5,595	6,178	17,789	22,479
Real estate tax expense	7,699	8,211	22,385	24,765
Depreciation and amortization	13,787	12,850	42,819	37,830
Provision for asset impairment	-	-	-	5,223
General and administrative expenses	4,314	3,335	13,273	10,809
Total expenses	31,395	30,574	96,266	101,106

Operating income	9,495	11,168	24,497	27,209

Other income	391	421	2,856	2,181
Gain (loss) on change in control of investment properties	-	-	1,043	(1,400)
Loss on sale of investment properties	(23)	-	(23)	-
Gain on sale of joint venture interest	112	360	176	913
Interest expense	(9,155)	(10,500)	(27,193)	(32,446)
Income (loss) before income tax benefit (expense) of taxable REIT subsidiaries, equity in earnings (loss) of unconsolidated joint ventures and discontinued operations	820	1,449	1,356	(3,543)

Income tax benefit (expense) of taxable REIT subsidiaries	(334)	209	4,347	1,154
Equity in earnings (loss) of unconsolidated joint ventures	842	13	1,631	(8,321)
Income (loss) from continuing operations	1,328	1,671	7,334	(10,710)
Income (loss) from discontinued operations	331	1,028	(112)	1,785
Net income (loss)	1,659	2,699	7,222	(8,925)

Net (income) loss attributable to the noncontrolling interest	28	(46)	103	(111)
Net income (loss) attributable to Inland Real Estate Corporation	1,687	2,653	7,325	(9,036)

Dividends on preferred shares	(2,185)	-	(5,663)	-
Net income (loss) attributable to common stockholders	$(498)	2,653	1,662	(9,036)

Basic and diluted earnings attributable to common shares per weighted average common share:

Income (loss) from continuing operations	$(0.01)	0.02	0.02	(0.12)
Income (loss) from discontinued operations	-	0.01	-	0.02
Net income (loss) attributable to common stockholders per weighted average common share – basic and diluted	$(0.01)	0.03	0.02	(0.10)

Weighted average number of common shares outstanding – basic	89,049	88,754	88,973	88,426
Weighted average number of common shares outstanding – diluted	89,049	88,870	89,109	88,426

Comprehensive income:

Net income (loss) attributable to common stockholders	$(498)	2,653	1,662	(9,036)
Unrealized gain (loss) on investment securities	184	(2,048)	894	(1,832)
Reversal of unrealized (gain) loss to realized (gain) loss on investment securities	6	(29)	(1,032)	(1,191)
Unrealized loss on derivative instruments	(602)	(5,321)	(1,869)	(5,976)

Comprehensive loss	$(910)	(4,745)	(345)	(18,035)

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest.  NAREIT has clarified that FFO also excludes impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate.  We have adopted the NAREIT definition for computing FFO.  We adjust FFO for the impact of non-cash impairment charges, net of taxes recorded in comparable periods, in order to present the performance of our core portfolio operations.  Management uses the calculation of FFO and FFO adjusted for several reasons.  FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  Additionally, we use FFO and FFO adjusted to compare our performance to that of other REITs in our peer group.  .  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and FFO adjusted for the periods presented, reconciled to net income (loss) attributable to common stockholders for these periods.

	Three months ended September 30, 2012	Three months ended September 30, 2011	Nine months ended September 30, 2012	Nine months ended September 30, 2011

Net income (loss) attributable to common stockholders	$(498)	2,653	1,662	(9,036)
Gain on sale of investment properties	(722)	(358)	(722)	(555)
(Gain) loss from change in control of investment properties	-	-	(1,043)	1,400
Impairment of depreciable operating property	-	-	479	-
Equity in depreciation and amortization of unconsolidated joint ventures	6,839	3,713	18,023	10,393
Amortization on in-place lease intangibles	2,690	1,869	6,925	5,247
Amortization on leasing commissions	372	333	1,357	1,050
Depreciation, net of noncontrolling interest	10,716	11,121	34,683	32,017

Funds From Operations attributable to common stockholders	19,397	19,331	61,364	40,516

Provision for asset impairment	-	-	-	5,223
Provision for asset impairment included in equity in earnings (loss) of unconsolidated joint ventures	-	-	-	7,824
Other non-cash adjustments	90	331	296	842
Provision for income taxes:
Income tax adjustments	-	-	(4,810)	(1,368)

Funds From Operations attributable to common stockholders, adjusted	$19,487	19,662	56,850	53,037

Net income (loss) attributable to common stockholders per weighted average common share – basic and diluted	$(0.01)	0.03	0.02	(0.10)

Funds From Operations attributable to common stockholders, per weighted average common share – basic and diluted	$0.22	0.22	0.69	0.46

Funds From Operations attributable to common stockholders, adjusted, per weighted average common share – basic and diluted	$0.22	0.22	0.64	0.60

Weighted average number of common shares outstanding, basic	89,049	88,754	88,973	88,426

Weighted average number of common shares outstanding, diluted	89,229	88,870	89,109	88,524

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

We believe EBITDA is an important non-GAAP measure.  We utilize EBITDA to calculate our interest expense coverage ratio, which equals EBITDA divided by total interest expense.  We believe that using EBITDA, which excludes the effect of non-operating expenses and non-cash charges, all of which are based on historical cost and may be of limited significance in evaluating current performance, facilitates comparison of core operating profitability between periods and between REITs, particularly in light of the use of EBITDA by a seemingly large number of REITs in their reports on Forms 10-Q and 10-K.  We believe that investors should consider EBITDA in conjunction with net income and the other required U.S. GAAP measures of our performance to improve their understanding of our operating results.  We adjust EBITDA for the impact of non-cash impairment charges in comparable periods, in order to present the performance of our core portfolio operations.

	Three months ended September 30, 2012	Three months ended September 30, 2011	Nine months ended September 30, 2012	Nine months ended September 30, 2011

Net income (loss)	$1,659	2,699	7,222	(8,925)
Net (income) loss attributable to noncontrolling interest	28	(46)	103	(111)
Gain on sale of investment properties	(722)	(358)	(722)	(555)
(Gain) loss from change in control of investment properties	-	-	(1,043)	1,400
Income tax (benefit) expense of taxable REIT subsidiaries	334	(209)	(4,347)	(1,154)
Interest expense	9,155	10,500	27,193	32,446
Interest expense associated with discontinued operations	-	-	-	88
Interest expense associated with unconsolidated joint ventures	3,023	2,295	8,572	6,354
Depreciation and amortization	13,787	12,850	42,819	37,830
Depreciation and amortization associated with discontinued operations	5	209	161	631
Depreciation and amortization associated with unconsolidated joint ventures	6,839	3,713	18,023	10,393

EBITDA	34,108	31,653	97,981	78,397

Provision for asset impairment	-	-	479	5,223
Provision for asset impairment included in equity in earnings (loss) of unconsolidated joint ventures	-	-	-	7,824
Other non-cash adjustments	90	331	296	842

EBITDA, adjusted	$34,198	31,984	98,756	92,286

Total Interest Expense	$12,178	12,795	35,765	38,888

EBITDA: Interest Expense Coverage Ratio	2.8 x	2.5 x	2.7 x	2.0 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.8 x	2.5 x	2.8 x	2.4 x

Same Store Net Operating Income Analysis

The following schedule presents same store net operating income, for our consolidated portfolio, which is the net operating income of properties owned in both the three and nine months ended September 30, 2012 and 2011, along with other investment properties' net operating income.  Same store net operating income is considered a non-GAAP financial measure because it does not include straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense.  We provide same store net operating income as it allows investors to compare the results of property operations for the three and nine months ended September 30, 2012 and 2011.  We also provide a reconciliation of these amounts to the most comparable GAAP measure, net income (loss) attributable to common stockholders.

Consolidated	Three months ended September 30, 2012	Three months ended September 30, 2011	% Change	Nine months ended September 30, 2012	Nine months ended September 30, 2011	% Change
Rental income and additional income:
"Same store" investment properties, 96 properties
Rental income	$25,556	24,666	3.6%	75,364	73,498	2.5%
Tenant recovery income	8,434	8,243	2.3%	26,179	27,272	-4.0%
Other property income	512	448	14.3%	1,751	1,348	29.9%
"Other investment properties"
Rental income	3,564	4,501		10,472	14,363
Tenant recovery income	686	1,532		2,205	5,870
Other property income	73	5		131	59
Total rental income and additional income	$38,825	39,395		116,102	122,410

Property operating expenses:
"Same store" investment properties, 96 properties
Property operating expenses	$4,306	4,759	-9.5%	13,787	16,346	-15.7%
Real estate tax expense	7,203	6,814	5.7%	20,638	20,163	2.4%
"Other investment properties"
Property operating expenses	435	593		1,488	2,680
Real estate tax expense	496	1,397		1,747	4,602
Total property operating expenses	$12,440	13,563		37,660	43,791

Property net operating income
"Same store" investment properties	$22,993	21,784	5.5%	68,869	65,609	5.0%
"Other investment properties"	3,392	4,048		9,573	13,010
Total property net operating income	$26,385	25,832		78,442	78,619

Other income:
Straight-line rents	$82	553		562	1,355
Amortization of lease intangibles	497	54		545	310
Other income	391	421		2,856	2,181
Fee income from unconsolidated joint ventures	1,486	1,740		3,554	4,240
Gain (loss) from change in control of investment properties	-	-		1,043	(1,400)
Loss on sale of investment properties	(23)	-		(23)	-
Gain on sale of joint venture interest	112	360		176	913

Other expenses:
Income tax benefit (expense) of taxable REIT subsidiaries	(334)	209		4,347	1,154
Bad debt expense	(854)	(826)		(2,514)	(3,453)
Depreciation and amortization	(13,787)	(12,850)		(42,819)	(37,830)
General and administrative expenses	(4,314)	(3,335)		(13,273)	(10,809)
Interest expense	(9,155)	(10,500)		(27,193)	(32,446)
Provision for asset impairment	-	-		-	(5,223)
Equity in earnings (loss) of unconsolidated ventures	842	13		1,631	(8,321)

Income (loss) from continuing operations	1,328	1,671		7,334	(10,710)
Income (loss) from discontinued operations	331	1,028		(112)	1,785
Net income (loss)	1,659	2,699		7,222	(8,925)

Net (income) loss attributable to the noncontrolling interest	28	(46)		103	(111)
Net income (loss) attributable to Inland Real Estate Corporation	1,687	2,653		7,325	(9,036)

Dividends on preferred shares	(2,185)	-		(5,663)	-
Net income (loss) attributable to common stockholders	$(498)	2,653		1,662	(9,036)